                                                                     Exhibit 2.1





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                VIEW TECH, INC.,

                          VIEW TECH ACQUISITION, INC.

                                      AND

                              USTELECENTERS, INC.


                               September 5, 1996

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
1.      DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.      BASIC TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (a)     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (b)     ACTION BY THE BUYER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (c)     THE CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (d)     ACTIONS AT THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (e)     EFFECT OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        (i)      GENERAL.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        (ii)     CERTIFICATE OF INCORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        (iii)    BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        (iv)     DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        (v)      BUYER SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        (vi)     TARGET SHARES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (f)     CONVERSION OF TARGET SHARES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (g)     PROCEDURE FOR PAYMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (h)     CLOSING OF TRANSFER RECORDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (i)     DISSENTING SHARES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

3.      REPRESENTATIONS AND WARRANTIES OF THE TARGET.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (a)     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. . . . . . . . . . . . . . . . . . . . .  12
                 (b)     CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (c)     AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (d)     NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (e)     TITLE TO ASSETS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (f)     SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (g)     FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (h)     EVENTS SUBSEQUENT TO TARGET'S MOST RECENT FISCAL MONTH END. . . . . . . . . . . . . . . .  13
                 (i)     UNDISCLOSED LIABILITIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (j)     LEGAL COMPLIANCE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (k)     TAX MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (l)     REAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (m)     INTELLECTUAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (n)     TANGIBLE ASSETS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (o)     INVENTORY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (p)     CONTRACTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (q)     NOTES AND ACCOUNTS RECEIVABLE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (r)     POWERS OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (s)     INSURANCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (t)     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (u)     PRODUCT WARRANTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (v)     EMPLOYEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
                                                                                                                   ----
                 (w)     EMPLOYEE BENEFITS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (x)     GUARANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (y)     ENVIRONMENTAL, HEALTH, AND SAFETY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (z)     CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET. . . . . . . . . . . . . . . . . . . . . .  24
                 (aa)    BROKERS' FEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (ab)    CONTINUITY OF BUSINESS ENTERPRISE.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (ac)    SUBSTANTIAL CUSTOMERS, BROKERS AND SUPPLIERS. . . . . . . . . . . . . . . . . . . . . . .  24
                 (ad)    DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

4.      REPRESENTATIONS AND WARRANTIES OF THE BUYER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (a)     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. . . . . . . . . . . . . . . . . . . . .  25
                 (b)     CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (c)     AUTHORIZATION OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (d)     FINANCIAL STATEMENTS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (e)     EVENTS SUBSEQUENT TO THE BUYER'S MOST RECENT FISCAL YEAR END. . . . . . . . . . . . . . .  26
                 (f)     UNDISCLOSED LIABILITIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (g)     LEGAL COMPLIANCE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (h)     NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (i)     TAX MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (j)     INTELLECTUAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (k)     CONTRACTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (l)     LITIGATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (m)     PRODUCT WARRANTY.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (n)     EMPLOYEE BENEFITS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (o)     ENVIRONMENTAL, HEALTH, AND SAFETY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (p)     ADVISORY FEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (q)     CONTINUITY OF BUSINESS ENTERPRISE.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (r)     DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (s)     REAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (t)     SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (u)     FILINGS WITH THE SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

5.      COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (a)     NOTICES AND CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (b)     REGULATORY MATTERS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
        (i)      SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE SECURITIES LAWS. . . . . . . . . . . . . . . .  37
        (ii)     CALIFORNIA AND MASSACHUSETTS GENERAL CORPORATION LAW. . . . . . . . . . . . . . . . . . . . . . .  37
                 (c)     LISTING OF BUYER SHARES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (d)     NO MATERIAL CHANGES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (e)     OPERATION OF BUSINESS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (f)     FULL ACCESS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (g)     NOTICE OF DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                   PAGE
                                                                                                                   ----
                 (h)     EXCLUSIVITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (i)     CONTINUITY OF BUSINESS ENTERPRISE.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (j)     EMPLOYMENT AGREEMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (k)     DIRECTORSHIPS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (l)     PRELIMINARY MEETING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (m)     BUSINESS COMBINATION UNDER RULE 145 . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (n)     ANCILLARY AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (o)     TARGET EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (p)     D&O INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (q)     NOTIFICATION OF BUYER DILUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (r)     NOTIFICATION OF CHANGES IN REPRESENTATIONS AND WARRANTIES.  . . . . . . . . . . . . . . .  41
                 (s)     TREATMENT OF CONVERSION OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (t)     REGISTRATION OF CONVERSION OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (u)     SETTLEMENT OF OPTIONS AND RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (v)     ESTOPPEL CERTIFICATES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

6.      CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (a)     CONDITIONS TO OBLIGATION OF THE BUYER.  . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (b)     CONDITIONS TO OBLIGATION OF THE TARGET  . . . . . . . . . . . . . . . . . . . . . . . . .  44

7.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (a)     TERMINATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 (b)     EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

8.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (a)     SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (b)     PRESS RELEASES AND PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (c)     ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (d)     SUCCESSION AND ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (e)     COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (f)     HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (g)     NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (h)     GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (i)     AMENDMENTS AND WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (j)     SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (k)     EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (l)     CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (m)     INCORPORATION OF EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (n)     VENUE; JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (o)     ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (p)     ATTORNEYS' FEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                            PAGE
                                                                                                                            ----
Exhibit A--Form of Merger Agreement
Exhibit B-1, B-2--Certificates of Merger
Exhibit C--Form of Letter of Transmittal
Exhibit D--Permitted Investments
Exhibit E--Target Financial Statements
Exhibit F--Buyer Financial Statements
Exhibit G--Agreement Regarding Target Shareholders
Exhibit H--Form of Registration Rights Agreement
Disclosure Schedule--Exceptions to Representations and Warranties

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER entered into as of September 5, 1996 by and among View Tech, Inc., a California corporation (the "BUYER"), View Tech Acquisition, Inc., a California corporation to be incorporated (the "TRANSITORY SUBSIDIARY"), and USTeleCenters, Inc., a Massachusetts corporation (the "TARGET"). The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the "PARTIES."

         WHEREAS, upon the terms and subject to the conditions of this Agreement and of a Merger Agreement in the form attached hereto as Exhibit A (the "Merger Agreement"), in accordance with the California General Corporation Law and the Massachusetts General Corporation Law, the Buyer, the Target, and the Transitory Subsidiary will carry out a business combination pursuant to which the Target will merge with and into the Transitory Subsidiary, the stockholders of the Target will convert all of their outstanding Target Shares into Buyer Shares with an aggregate value of $20 million, subject to adjustment in accordance with the provisions of Section 2(f) of this Agreement, all in accordance with Code Section 368(a)(1)(A) and Section 368(a)(2)(E).

         WHEREAS, the Boards of Directors of the Buyer and the Target unanimously have determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders, and have approved and adopted this Agreement and the Merger, and have recommended approval and adoption of this Agreement and the Merger by their respective stockholders.

         WHEREAS, the Buyer's Board of Directors has approved and adopted this Agreement and has approved the Merger as the sole stockholder of the Transitory Subsidiary.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.      DEFINITIONS.

                 "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                 "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

                 "AVERAGE CLOSING BID PRICE" means the average of the closing bid prices of the Buyer Shares as reported by Nasdaq during the Determination Period.

                 "BUYER" has the meaning set forth in the preface above.

                 "BUYER FINANCIAL STATEMENTS" has the meaning set forth in
Section 4(d) below.

                 "BUYER-OWNED SHARE" means any Target Share that the Buyer owns beneficially or of record.

                 "BUYER SHARES" means shares of the Common Stock, $0.01 par value per share, of the Buyer.

                 "BUYER'S MOST RECENT BALANCE SHEET" means the balance sheet contained within the Buyer's Most Recent Financial Statements.

                 "BUYER'S MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(d) below.

                 "BUYER'S MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(d) below.

                 "CALIFORNIA GENERAL CORPORATION LAW" means the General Corporation Law of the State of California, as amended.

                 "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(d) below.

                 "CLOSING" has the meaning set forth in Section 2(c) below.

                 "CLOSING DATE" has the meaning set forth in Section 2(c) below.

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of any of the Parties and their respective Subsidiaries that is not already generally available to the public.

                 "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Section 1563.

                 "CONVERSION OPTIONS" means the Target Options assumed by the Buyer in the Merger.

                 "CONVERSION RATIO" has the meaning set forth in Section 2(f)(i) below.

                 "DEFINITIVE BUYER PROXY MATERIALS" means the definitive proxy materials relating to the Special Buyer Meeting.

                 "DEFINITIVE TARGET PROXY MATERIALS" means the definitive proxy materials relating to the Special Target Meeting.

                 "DETERMINATION PERIOD" shall mean the sixteen-day period commencing on the tenth trading day immediately prior to the date of this Agreement and terminating on the fifth trading day immediately thereafter.

                 "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

                 "DISSENTING SHARES" has the meaning set forth in Section 2(i) below.

                 "EFFECTIVE TIME" has the meaning set forth in Section 2(e)(i) below.

                 "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                 "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

                 "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

                 "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" has the meaning set forth in Section 2(g)(i) below.

                 "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

                 "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

                 "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "INDEPENDENT AUDITORS" has the meaning set forth in Section 2(f)(iii) below.

                 "INITIAL CLOSING STATEMENT" has the meaning set forth in
Section 2(f)(iii) below.

                 "INITIAL CLOSING STATEMENT INCOME" has the meaning set forth in Section 2(f)(iii) below.

                 "INITIAL CLOSING STATEMENT REVENUES" has the meaning set forth in Section 2(f)(iii) below.

                 "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                 "IRS" means the Internal Revenue Service.

                 "JOINT DISCLOSURE DOCUMENT" means the disclosure document combining the Prospectus, the Definitive Buyer Proxy Materials, and the Definitive Target Proxy Materials.

                 "LIABILITY" means any liability (whether absolute, accrued or contingent), including any liability for Taxes.

                 "MASSACHUSETTS GENERAL CORPORATION LAW" means the General Corporation Law of the Commonwealth of Massachusetts, as amended.

                 "MERGER" has the meaning set forth in Section 2(a) below.

                 "MERGER AGREEMENT" has the meaning set forth in the preamble above.

                 "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA
Section 3(37).

                 "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                 "PARTY" has the meaning set forth in the preface above.

                 "PBGC" means the Pension Benefit Guaranty Corporation.

                 "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                 "PROHIBITED TRANSACTION" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

                 "PROSPECTUS" means the final prospectus relating to the registration of the Buyer Shares issued in the Merger under the Securities Act.

                 "REGISTRATION STATEMENT" has the meaning set forth in Section 5(b)(i) below.

                 "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

                 "REQUISITE BUYER STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the Buyer Shares entitled to vote thereon, in favor of this Agreement and the Merger.

                 "REQUISITE TARGET STOCKHOLDER APPROVAL" means the affirmative vote of the holders of at least 90% of the Target Shares entitled to vote thereon, in favor of this Agreement and the Merger.

                 "SEC" means the Securities and Exchange Commission.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                 "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                 "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                 "SPECIAL BUYER MEETING" has the meaning set forth in Section 5(b)(ii) below.

                 "SPECIAL TARGET MEETING" has the meaning set forth in Section 5(b)(ii) below.

                 "SUBCHAPTER S CORPORATION" has the meaning set forth in
Section 3(k) below.

                 "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                 "SURVIVING CORPORATION" has the meaning set forth in Section 2(a)(i) below.

                 "TARGET" has the meaning set forth in the preface above.

                 "TARGET ADVISORY FEE" means the transaction fee due Target's investment banker, Concord Partners, Ltd., in connection with the Merger.

                 "TARGET DIRECTOR DESIGNEES" means Franklin A. Reece, III (to be elected for a term of three years) and David F. Millet (to be elected for a term of two years), or if either Mr. Reece or Mr. Millet is unable to complete his respective term, the individual designated as a Target Director Designee to complete such term by the surviving individuals who were members of the Target's Board of Directors immediately prior to the Effective Time and approved by the Buyer's Board of Directors, which approval shall not be unreasonably withheld or delayed.

                 "TARGET FINANCIAL STATEMENTS"  has the meaning set forth in
Section 3(g) below.

                 "TARGET OPTION PLAN" means the stock option plan under which the Conversion Options are issued.

                 "TARGET OPTIONS" means the options to acquire shares of the Target's common stock issued to the officers, directors, employees, and consultants of the Target and identified on Schedule 2(f)(i) of the Disclosure Schedule.

                 "TARGET PROJECTED INCOME" means $1.532 million in before-tax operating income for the nine month period ending September 30, 1996.

                 "TARGET PROJECTED REVENUES" means $15.192 million in revenues for the nine month period ending September 30, 1996.

                 "TARGET SHARE" means any share of the Common Stock, $0.01 par value per share, of the Target, including the shares of the Target Common Stock issuable upon exercise of the Target Options.

                 "TARGET STOCKHOLDER" means any Person who or which holds any Target Shares.

                 "TARGET'S MOST RECENT BALANCE SHEET" means the balance sheet contained within the Target's Most Recent Financial Statements.

                 "TARGET'S MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(g) below.

                 "TARGET'S MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(g) below.

                 "TARGET'S MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(g) below.

                 "TARGET'S NOTICE" has the meaning set forth in Section 5(q) hereof.

                 "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                 "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 "TO THE BUYER'S KNOWLEDGE" or other reference herein to the Buyer's knowledge or awareness, means the actual knowledge of Robert G. Hatfield, John W. Hammon and William M. McKay, after due inquiry of the officers and directors of the Buyer and after reasonable investigation of the books, records and files of the Buyer.

                 "TO THE TARGET'S KNOWLEDGE" or other reference herein to the Target's knowledge or awareness, means the actual knowledge of Franklin A. Reece, III, David F. Millet and Angelo P. Gentile, after due inquiry of the officers and directors of the Target and after reasonable investigation of the books, records and files of the Target.

                 "TOTAL TARGET VALUATION" means the maximum number of Buyer Shares issuable to Target Stockholders in the Merger, following the adjustments described in Section 2(f) below, multiplied by the Average Closing Bid Price.

                 "TRADING DAY" means any day on which the New York Stock Exchange is open for business.

                 "TRANSACTION FEES" has the meaning set forth in Section 2(f)(iv) below.

                 "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

         2.      BASIC TRANSACTION.

                 (a)      THE MERGER.

                          (i) On and subject to the terms and conditions of this Agreement and the Merger Agreement, and in accordance with the Massachusetts General Corporation Law and the California General Corporation Law, the Target will merge with and into the Transitory Subsidiary (the "MERGER") at the Effective Time. The Transitory Subsidiary shall be the corporation surviving the Merger as a wholly-owned subsidiary of the Buyer (the "SURVIVING CORPORATION").

                          (ii) The Target hereby represents that its Board of Directors, at a meeting duly called and held at which a quorum was present and acting throughout, has unanimously (A) determined that this Agreement, the Merger Agreement and the Merger are fair to and in the best interests of, the Target and its stockholders, (B) approved this Agreement, the Merger Agreement and the Merger, and (C) resolved to recommend approval and adoption by the stockholders of the Target of this Agreement, the Merger Agreement and the Merger to the extent required and in a manner permitted by the Massachusetts General Corporation Law and the California General Corporation Law.

                 (b) ACTION BY THE BUYER. The Buyer, acting through its Board of Directors, shall, in accordance with the California General Corporation Law and the Securities Exchange Act: (i) as soon as practicable, duly call, give notice of, convene and hold the Special Buyer Meeting for the purpose of adopting and approving this Agreement, the Merger Agreement and the Merger; (ii) include in the Definitive Buyer Proxy Materials the conclusion and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement, the Merger Agreement and the Merger are in the best interests of the Buyer and its stockholders, has approved this Agreement, the Merger Agreement and the Merger and recommends that the stockholders of the Buyer vote in favor of the approval and adoption of this Agreement, the Merger Agreement and the Merger; (iii) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement, the Merger Agreement and the Merger by the stockholders of the Buyer; and (iv) as sole stockholder of the Transitory Subsidiary, shall adopt and approve this Agreement, the Merger Agreement and the Merger.

                 (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Burns & Levinson LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

                 (d) ACTIONS AT THE CLOSING. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Transitory Subsidiary and the Buyer will file with the Secretary of State of the State of California and the Target will file with the Secretary of State of the Commonwealth of Massachusetts Certificates and Articles of Merger, as applicable, in the forms attached hereto as Exhibits B-1 and B-2 (collectively referred to herein as the "CERTIFICATE OF MERGER"), and (iv) the Buyer will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificates evidencing the Buyer Shares issued in the Merger.

                 (e)      EFFECT OF MERGER.

                          (i) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Transitory Subsidiary and the Target file the Certificate of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of California. The Merger shall have the effect set forth in the Massachusetts General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

                          (ii)    CERTIFICATE OF INCORPORATION.  The
         Certificate of Incorporation of the Transitory Subsidiary in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                          (iii) BYLAWS. The Bylaws of the Transitory Subsidiary in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                          (iv) DIRECTORS AND OFFICERS. The directors and officers of the Transitory Subsidiary in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office), together with the Target Director Designees.

                          (v) BUYER SHARES. Each Buyer Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

                          (vi) TARGET SHARES. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth in Section 2(f) and Section 2(i) below after the Effective Time.

                 (f) CONVERSION OF TARGET SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Target, the Transitory Subsidiary, or the holders of any of the foregoing securities:

                          (i) Every option (other than the Target Options identified in Section 2(f)(i) of the Disclosure Schedule), warrant, or other right to acquire a share of Target Stock, and every share of Target Stock issued and outstanding and owned by the Buyer immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no cash or Buyer Shares, or other consideration shall be delivered or deliverable or exchanged therefor. For purposes of this Section 2(f)(i) and the calculation of the Conversion Ratio, it is assumed that there are 9,884,157 Target Shares and the Average Closing Bid Price is $8.00. At and as of the Effective Time,
         (1) each Target Share (other than any Dissenting Shares or Buyer-owned Shares) shall be converted into the right to receive .25293 Buyer Shares (the ratio of .25293 Buyer Shares to one Target Share is referred to herein as the "CONVERSION RATIO"), (2) each Dissenting Share shall be converted into the right to receive payment from the Buyer with respect thereto in accordance with the provisions of the Massachusetts General Corporation Law, and (3) each Buyer-owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding; provided, however, that the Conversion Ratio shall be subject to adjustments, if applicable, provided in
         Section 2(f)(ii), (iii) and (iv) below. No fractional Buyer Shares shall be issued. Any conversion which would otherwise result in a fractional share shall be rounded up to the nearest whole Buyer Share.

                          (ii) The Conversion Ratio determined in accordance with Section 2(f)(i) shall be adjusted (A) upward if the Average Closing Bid Price is less than $7.00 so that the Total Target Valuation is $17.5 million, and (B) downward if the Average Closing Bid Price is more than $9.00 so that the Total Target Valuation is $22.5 million; provided, however, that the Conversion Ratio shall be subject to the downward adjustment provided in Section 2(f)(iii) below, after the adjustment, if any, pursuant to this Section 2(f)(ii). By way of example, if the Average Closing Bid Price is $6.00, then the Conversion Ratio shall be adjusted upward to .295085 so that the Target Stockholders receive up to 2,916,667 shares, which when multiplied by $6.00 provides a Total Target Valuation of $17.5 million. Conversely, if the Average Closing Bid Price is $10.00, the Conversion Ratio shall be adjusted downward to .227637 so that the Target Stockholders receive up to 2,250,000 shares, which when multiplied by $10.00 provides a Total Target Valuation of $22.5 million.

                          (iii) At least twenty (20) days prior to the Special Buyer Meeting but no earlier than October 15, 1996, the Target shall have prepared and delivered to the Buyer (A) an unaudited statement of operations of the Target, for the nine-month period ending September 30, 1996, prepared in accordance with GAAP (the "INITIAL CLOSING STATEMENT") applied on the basis consistent with the unaudited statement of operations of the Target for the six months ended June 30, 1996, and (B) a certificate of the President and Chief Financial Officer of Target, in their capacities as such, certifying that the Initial Closing Statement was prepared on the basis described above and as to the amount of the Target's revenues (the "INITIAL CLOSING STATEMENT REVENUES") and the amount of the Target's before-tax operating income (the "INITIAL CLOSING STATEMENT INCOME"). If, within five (5) business days after receiving such Initial Closing Statement, the Buyer notifies the Target that it disputes items therein (and in such notice states the nature of the dispute in reasonable detail), and if the Buyer and the Target are unable, within five (5) business days after receipt by the Target of the Buyer's notice of such dispute, to resolve such disputed items, then the Buyer shall select a firm of nationally recognized certified public accountants (other than such firms as are then engaged by the Target or the Buyer) (the "INDEPENDENT AUDITORS"), who shall resolve all remaining disputed items and its resolution shall be final and binding on the Parties and enforceable in a court of law. The fees and expenses of such Independent Auditors, if required hereunder, shall be apportioned between the Parties to reflect the relative differences between the position asserted by each party with respect to each disputed item referred to such firm and the resolution reached by such firm, with each party bearing the fees and expenses of such disputed items that is further from the Independent

         Auditor's resolution. The Conversion Ratio determined in accordance with the provisions of Section 2(f)(i) and (ii) and the applicable Total Target Valuation shall be further adjusted downward by the greater of the percentage that Initial Closing Statement Revenues or Initial Closing Statement Income are less than 80% of the Target Projected Revenues and Target Projected Income, respectively. Following the $6.00 Average Closing Bid Price example provided in
         Section 2(f)(ii) above, if the Initial Closing Statement Revenues and the Initial Closing Statement Income are 15% and 20% less than 80% of the Target Projected Revenues and the Target Projected Income, respectively, then the Conversion Ratio shall be reduced by 20% to .236068, which will provide a Total Target Valuation of $13,999,998, based upon up to 2,333,333 Buyer Shares being issued.

                          (iv) The Conversion Ratio, after adjustment, if any, pursuant to Section 2(f)(ii) and 2(f)(iii), shall be adjusted downward so that the Total Target Valuation equals the Total Target Valuation as determined under Section 2(f)(i)-(iii), less the sum of
         (1) 66 2/3% of the Target Advisory Fee and (2) 100% of the legal and accounting expenses of the Target incurred in connection with the Merger. The sum of Section 2(f)(iv)(1) and Section 2(f)(iv)(2) above are collectively referred to herein as the "TRANSACTION FEES." Assuming that there are no adjustments pursuant to the provisions of
         Section 2(f)(ii) and (iii) above, and that the Target Shares remain at 9,884,157 shares and that the Average Closing Bid Price remains at $8.00, i.e. is not subject to the adjustments in Section 2(f)(ii) above, and further assuming that the Transaction Fees are $500,000, then the Total Target Valuation shall be reduced to $19,500,000, reducing the Conversion Ratio to .2466067. This adjusted Conversion Ratio is arrived at by taking the net value of the Target, i.e. $19,500,000, dividing it by $8.00, which quotient of 2,437,500 equals the total number of Buyer Shares to be issued hereunder, and dividing such quotient by the Target Shares, i.e. 9,884,157.

                 (g)      PROCEDURE FOR PAYMENT.

                          (i) Immediately after the Effective Time, (A) the Buyer will furnish to U.S. Stock Transfer Corporation (the "EXCHANGE AGENT") instructions directing the Exchange Agent to issue to each Target Shareholder (other than holders of Dissenting Shares and Buyer-owned Shares) their pro rata share of Buyer Shares equal to the product of (I) the Conversion Ratio as adjusted in accordance with the provisions of Section 2(f)(ii), (iii) and (iv) above times (II) the number of Target Shares such shareholder owns, and (B) the Buyer will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit C to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his, her, or its Target Shares in exchange for a certificate representing the number of Buyer Shares to which he, she, or it is entitled.

                          (ii) The Buyer will not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his, her, or its certificates which represented Target Shares. The Buyer instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Buyer as a dividend or distribution in one or more of the permitted investments set forth on Exhibit D attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. The Buyer may cause the Exchange Agent to pay over to the Buyer any net earnings with respect to the investments, and the Buyer will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                          (iii) The Buyer may cause the Exchange Agent to return any Buyer Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares shall be entitled to look to the Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

                          (iv) The Buyer shall pay all charges and expenses of the Exchange Agent.

                 (h) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. On or after the Closing Date, any Target Share presented to the Buyer, the Exchange Agent, or the Surviving Corporation, as the case may be, shall be converted into the applicable number of Buyer Shares.

                 (i)      DISSENTING SHARES.

                          (i) Notwithstanding any other provision of this Agreement to the contrary, shares of Target Stock that are outstanding immediately prior to the Effective Time and which are held by Target Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with the Massachusetts General Corporation Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive Buyer Shares. Such stockholders shall be entitled to receive payment of the appraised value of such Target Shares held by them in accordance with the provisions of the Massachusetts General Corporation Law, except that all Dissenting Shares held by such stockholders, who shall have failed to perfect or who effectively shall have withdrawn, forfeited, or lost their rights to appraisal of such Target Shares under the Massachusetts General Corporation Law, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, the Buyer Shares, upon surrender, in the manner provided in Section 2(f) above.

                          (ii) The Target shall give the Buyer prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the Massachusetts General Corporation Law and received by the Target and relating thereto. The Target (and after the Closing, the Transitory Subsidiary) shall direct all negotiations and proceedings with respect to demand for appraisal rights under the Massachusetts General Corporation Law.

         3. REPRESENTATIONS AND WARRANTIES OF THE TARGET. The Target represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and, subject to amendment by Target for events occurring after the date of this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                 (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Target is a corporation duly organized, validly existing, and in corporate good standing under the laws of the jurisdiction of its incorporation. The Target is duly qualified as a foreign corporation in each jurisdiction where its ownership or leasing of property or where the nature of its activities requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the business, operations, condition (financial or otherwise), assets or Liabilities of the Target. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, and use the properties owned, leased, and used by it, and has in full force and effect all authorizations and has made all filings to the extent required for such ownership, lease, and use of its properties and the conduct of its business, except to the extent that the failure to obtain such authorizations or to make such filings would not have a material adverse effect on the operations of the Target.

                 (b) CAPITALIZATION. The entire authorized capital stock of the Target consists of 11,000,000 Target Shares, of which 9,021,657 shares of common stock of Target are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are also outstanding Target Options for the purchase of 862,500 Target Shares, excluding 15,000 Target Options to be canceled prior to the Effective Time. Except for the Target Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

                 (c) AUTHORIZATION OF TRANSACTION. The Target has the requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable against Target in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (d) NONCONTRAVENTION. To the Target's Knowledge, neither Target's execution and the delivery of this Agreement, nor Target's consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target, which would have a material adverse effect on the Target, or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Target's Knowledge, and other than in connection with the Massachusetts General Corporation Law, the Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give any such notice, to make any such filing, or obtain any such authorization, consent, or approval would not have a material adverse effect on the ability of Target to consummate the transactions contemplated by this Agreement or have a material adverse effect on the Target's business, operations, condition (financial or otherwise), assets or Liabilities as in existence immediately prior to the Closing.

                 (e) TITLE TO ASSETS. The Target has good title to, or a valid leasehold interest in, the tangible properties and assets used by the Target, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Target's Most Recent Balance Sheet.

                 (f) SUBSIDIARIES. There are no Subsidiaries of the Target.

                 (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit E are the following financial statements (collectively the "TARGET FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of operations or income, stockholders' deficit or investment, and cash flows as of and for the fiscal years ended December 31, 1993, 1994, and 1995 (the "TARGET'S MOST RECENT FISCAL YEAR END") for the Target; and (ii) unaudited balance sheet and statements of operations and cash flows (the "TARGET'S MOST RECENT FINANCIAL STATEMENTS") as of and for the six months ended June 30, 1996 (the "TARGET'S MOST RECENT FISCAL MONTH END") for the Target. The Target Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete in all material respects and are consistent in all material respects with the books and records of the Target; provided, however, that the Target's Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

                 (h) EVENTS SUBSEQUENT TO TARGET'S MOST RECENT FISCAL MONTH END. Since the Target's Most Recent Fiscal Month End and continuing up to and including the date of this Agreement, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Target. Without limiting the generality of the foregoing, since that date:

                          (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                          (ii)    the Target has not entered into any
         agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (iii) the Target has not and to the Target's Knowledge, no other party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Target is a party or by which the Target is bound;

                          (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible, except in favor of Buyer;

                          (v)     the Target has not made any capital
         expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vi)    the Target has not made any capital
         investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate, except with respect to the Buyer;

                          (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                          (ix) the Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                          (xi) there has been no change made or authorized in the charter or bylaws of the Target;

                          (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, except in connection with the exercise of the Target Options;

                          (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xiv) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                          (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xvi)   the Target has not entered into any
         employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xviii) the Target has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                          (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

                          (xxii) the Target has not committed to any of the foregoing, except in respect to the transactions contemplated by this Agreement.

                 (i) UNDISCLOSED LIABILITIES. The Target has no material Liability except for (i) Liabilities reflected on the Target's Most Recent Balance Sheet (and in any notes thereto and under the capital leases set forth in the notes to the Target Financial Statements for the Target's Most Recent Fiscal Year End) and (ii) Liabilities which have arisen after the Target's Most Recent Fiscal Month End in the Ordinary Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.

                 (j) LEGAL COMPLIANCE. To the Target's Knowledge, the Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except to the extent any such failure would not have a material adverse effect on the operations of the Target, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Target alleging any failure so to comply and, to the Target's Knowledge, there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice to be filed or to be commenced against any of them alleging any failure so to comply.

                 (k)      TAX MATTERS.

                          (i) The Target elected at inception to be treated as a corporation taxed under Subchapter S of the Code (a "SUBCHAPTER S CORPORATION") and to the Target's Knowledge has been qualified as a Subchapter S Corporation thereunder throughout its existence. The Target has filed all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (iii) The Target does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim, and to the Target's Knowledge there is no basis for any such dispute or claim, concerning any Tax Liability of the Target. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Buyer correct and complete copies of all state, local, and federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December 31, 1993.

                          (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v) The unpaid Taxes of the Target (A) did not, as of the Target's Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Target's Most Recent Balance Sheet (and in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                          (vi)    The Target has not filed a consent under Code
         Section 341(f) concerning collapsible corporations. The Target has not made any payments, is not obligated to make any payments, nor is the Target a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Code Section 280G. The Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Target has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) nor (B) does the Target have any Liability for the Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (vii) Section 3(k) of the Disclosure Schedule sets forth the following information with respect to the Target as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target in its assets; and (B) to the extent applicable, the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target.

                 (l)      REAL PROPERTY.

                          (i)     The Target does not own any real property:

                          (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(l)(ii) of the Disclosure Schedule,

                                  (A)      the lease or sublease is in full
                 force and effect and constitutes a legal, valid and binding agreement of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity);

                                  (B)      the Target is not and to the
                 Target's Knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      there are no oral agreements,
                 forebearance programs in effect or material disputes as to the lease or sublease;

                                  (D)      the Target has not assigned,
                 transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                  (E)      (i) to the Target's Knowledge, the
                 Target is not in violation of any applicable laws or governmental rules and regulations in regard to the use of the facilities leased or subleased thereunder, and (ii) the Target has not received any written notice from any governmental authority of any such violation; and

                                  (F)      all facilities leased or subleased
                 thereunder are supplied with or have available utilities and other services suitable for the operation of said facilities.

                 (m)      INTELLECTUAL PROPERTY.

                          (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property sufficient for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. The Target has taken sufficient protective measures to maintain and protect each item of Intellectual Property that it owns or uses.

                          (ii) To the Target's Knowledge, the Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Target has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Target's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

                          (iii) The Target does not own any patent or application therefor. Section 3(m)(iii) of the Disclosure Schedule identifies each material license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property. The Target has delivered to the Buyer correct and complete copies of all material licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule,

                                  (A)      to the Target's Knowledge, the
                 Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                  (B)      the item is not subject to any
                 outstanding injunction, judgment, order, decree, ruling, or charge; and

                                  (C)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or, to the Target's Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; and

                                  (D)      the Target has never agreed to
                 indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item pursuant to any material agreement relating to the Intellectual Property.

                          (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Target has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
         Section 3(m)(iv) of the Disclosure Schedule,

                                  (A)      the license, sublicense, agreement,
                 or permission covering the item is in full force and effect and constitutes a legal, valid and binding agreement of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity);

                                  (B)      to the Target's Knowledge, (i) the
                 Target is not in material breach or default, and (ii) no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      the Target is not a party to any
                 sublicense material to the business of the Target;

                                  (D)      to the Target's Knowledge, the
                 underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                  (E)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (F)      the Target has not granted any
                 sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v) To the Target's Knowledge, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                 (n) TANGIBLE ASSETS. Section 3(n) of the Disclosure Schedule lists the Target's tangible assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets adequate for the conduct of the business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in all material respects in accordance with normal industry practice, is in reasonable operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

                 (o) INVENTORY. The inventory of the Target consists of purchased parts and finished goods, all of which is presently usable and salable for the purpose for which it was procured, except for obsolete items and items of below standard quality, all of which have been written off or written down to their net realizable value as reflected in the aggregate on the Target's Most Recent Balance Sheet, to be adjusted for the passage of time up to and including the Closing Date in accordance with past custom and practice of the Target.

                 (p) CONTRACTS. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party, except contracts and other agreements involving a potential acquisition of the capital stock or assets of Target, which by their terms are subject to a non-disclosure covenant:

                          (i)     any agreement (or group of related
         agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                          (ii)    any agreement (or group of related
         agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, involve consideration in excess of $50,000 per year, or to the Target's Knowledge, result in a material loss to the Target;

                          (iii) any agreement concerning a partnership or joint venture;

                          (iv)    any agreement (or group of related
         agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                          (v) any agreement concerning confidentiality or non-competition, except as hereinabove provided;

                          (vi) any agreement involving any of the Target Stockholders and their Affiliates (other than the Target);

                          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                          (viii)  any collective bargaining agreement;

                          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, not cancelable on 30 days or less notice, and which provides for annual compensation in excess of $25,000 or provides severance benefits;

                          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xi)    except as otherwise listed pursuant to this
         Section 3(p), any agreement under which the consequences of a default or termination could have a material adverse effect on the business, operations, condition (financial or otherwise), assets or Liabilities of the Target, other than client or customer sales contracts entered into in the Ordinary Course of Business of the Target;

                          (xii) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $50,000.

The Target has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement, to the Target's Knowledge: (A) the agreement is in full force and effect and constitutes a legal, valid and binding agreement of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity); and (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

                 (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables and are collectible in the aggregate, net of reserves for bad debts, pending sales, and cancellations, as reflected in the Target's Most Recent Balance Sheet (or in any notes thereto), to be adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Target.

                 (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Target.

                 (s) INSURANCE. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                          (i) the name, address, and telephone number of the agent;

                          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (iii)   the policy number and the period of coverage;

                          (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the Target's Knowledge: (A) the policy is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Target, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity); and (B) neither the Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy.

                 (t) LITIGATION. Section 3(t) of the Disclosure Schedule sets forth in each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Target's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Target's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing and investigation that could result in any material adverse change in the business, operations, condition (financial or otherwise), assets or Liabilities of the Target.

                 (u) PRODUCT WARRANTY. Within the last 48 months, each product sold, leased, or delivered by the Target has been in conformity with all express and implied warranties of the Target, and the Target does not have any Liability (and to the Target's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims reflected in the Target's Most Recent Balance Sheet to be adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Target.
Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

                 (v) EMPLOYEES. To the Target's Knowledge, no executive, key employee, or group of employees has tendered resignations or expressed their intentions to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has the Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Target's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

                 (w)      EMPLOYEE BENEFITS.

                          (i) Section 3(w) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or as to which the Target contributes.

                                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in material form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                  (B)      All reports and descriptions
                 (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B will have been met in all material respects prior to the Closing Date with respect to each applicable Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (C)      All contributions (including all
                 employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and any and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with the past custom and practice of the Target with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (D)      Each such Employee Benefit Plan
                 which is an Employee Pension Benefit Plan meets the material formal requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, an updated favorable determination letter from the Internal Revenue Service.

                                  (E) The Target does not maintain and has not maintained any Employee Pension Benefit Plan which is a defined benefit type plan.

                                  (F)      The Target has delivered to the
                 Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                          (ii) The Target is not a member of a Controlled Group of Corporations. With respect to each Employee Benefit Plan that the Target maintains or ever has maintained or to which the Target contributes, ever has contributed, or ever has been required to contribute:

                                  (A)      No such Employee Benefit Plan which
                 is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Target's Knowledge, threatened.

                                  (B)      To the Target's Knowledge, there
                 have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Target's Knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Target's Knowledge, threatened. To the Target's Knowledge, there is no basis for any such action, suit, proceeding, hearing, or investigation.

                                  (C)      The Target has not incurred, nor to
                 the Target's Knowledge, is there any reason to expect that the Target will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                          (iii) The Target does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan, nor does it have any Liability (including withdrawal Liability) under any Multiemployer Plan.

                          (iv) The Target does not maintain and never has maintained and does not contribute, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

                 (x) GUARANTIES. The Target is neither a guarantor nor liable for any Liability or obligation (including indebtedness) of any other Person.

                 (y) ENVIRONMENTAL, HEALTH, AND SAFETY. The Target has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Target alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Target has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except where such non-compliance would not have a material adverse effect on the operations of the Target.

                 (z) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET. None of the Target Stockholders and their Affiliates has been involved in any business or contractual (whether written or oral) arrangement or relationship with the Target within the past 12 months involving aggregate annual payments in excess of $50,000, and none of the Target Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

                 (aa) BROKERS' FEES. Except with respect to Concord Partners, Ltd., and as otherwise as provided in Section 8(k), the Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (ab) CONTINUITY OF BUSINESS ENTERPRISE. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                 (ac)     SUBSTANTIAL CUSTOMERS, BROKERS AND SUPPLIERS.

                          (i) Section 3(ac) of the Disclosure Schedule lists the 10 customers of the Target with the highest volume of purchases from the Target during the six-month period ending June 30, 1996, and the amount for which each such customer was invoiced during such period.

                          (ii) The Target has not been declared ineligible to bid on a state or federal government contract.

                          (iii) No customer listed on Section 3(ac) of the Disclosure Schedule has (A) ceased, or notified the Target in writing of an intention to cease dealing with or through the Target; (B) reduced or notified the Target in writing of an intention to reduce, substantially its dealings with or through the Target; or (C) changed, or notified the Target in writing of an intention to change, substantially the terms on which it is prepared to deal with or through the Target. To the Target's Knowledge all of the customers listed in Section 3(ac) of the Disclosure Schedule will continue to be a customer of the Transitory Subsidiary after the Closing.

                 (ad) DISCLOSURE. None of the information that Target has provided in connection with the representations and warranties provided for herein contain or that the Target will supply specifically for use in the Registration Statement, the Prospectus, or the Definitive Buyer Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or will be made, not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Target that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

                 (a)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.
The Buyer is a corporation duly organized, validly existing, and in corporate good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly qualified as a foreign corporation in each jurisdiction where its ownership or leasing of property or where the nature of its activities requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the business, operations, condition (financial or otherwise), assets or Liabilities of the Buyer. The Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, and use the properties owned, leased, and used by it, and has in full force and effect all authorizations and has made all filings to the extent required for such ownership, lease, and use of its properties and the conduct of its business, except to the extent that the failure to obtain such authorizations or to make such filings would not have a material adverse effect on the operations of the Buyer.

                 (b) CAPITALIZATION. The entire authorized capital stock of the Buyer consists of 5,000,000 shares of preferred stock, none of which is outstanding, and 10,000,000 Buyer Shares, of which 3,243,057 Buyer Shares are issued and outstanding (including 300,000 Buyer Shares currently being offered in a non-related private placement of common stock) and no Buyer Shares are held in treasury. All of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and nonassessable (except for the Buyer Shares currently offered, which will be fully paid and non-assessable when issued). All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. Except for the options and warrants listed on Section 4(b) to the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.

                 (c) AUTHORIZATION OF TRANSACTION. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder; provided, however, that the Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (d) FINANCIAL STATEMENTS. Attached hereto as Exhibit F are the following financial statements (collectively the "BUYER FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of operations, stockholders' equity (deficit), and cash flows as of and for the fiscal years ended June 30, 1994, 1995, and 1996 (the "BUYER'S MOST RECENT FISCAL YEAR END"). The Buyer Financial Statements as of and for the fiscal year ended June 30, 1996 shall be referred to as the "BUYER'S MOST RECENT

FINANCIAL STATEMENTS." The Buyer Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of the Buyer.

                 (e) EVENTS SUBSEQUENT TO THE BUYER'S MOST RECENT FISCAL YEAR END. Since the Buyer's Most Recent Fiscal Year End and continuing up to and including the date of this Agreement, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Buyer. Without limiting the generality of the foregoing, since that date:

                          (i) the Buyer has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                          (ii) the Buyer has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (iii)   the Buyer has not and to the Buyer's
         Knowledge, no other party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Buyer is a party or by which the Buyer is bound;

                          (iv) the Buyer has not imposed any Security Interest upon any of its assets, tangible or intangible;

                          (v)     the Buyer has not made any capital
         expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vi) the Buyer has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (vii) the Buyer has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

                          (viii) the Buyer has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                          (ix) the Buyer has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                          (x) the Buyer has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                          (xi) there has been no change made or authorized in the charter or bylaws of the Buyer;

                          (xii) the Buyer has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                          (xiii) the Buyer has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xiv) the Buyer has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                          (xv) the Buyer has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xvi) the Buyer has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          (xvii) the Buyer has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xviii) the Buyer has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                          (xix) the Buyer has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xx) the Buyer has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Buyer; and

                          (xxii) the Buyer has not committed to any of the foregoing, except in respect to the transactions contemplated by this Agreement.

                 (f) UNDISCLOSED LIABILITIES. The Buyer has no material Liability except for (i) Liabilities reflected on the Buyer's Most Recent Balance Sheet (and in any notes thereto) and (ii) Liabilities which have arisen after the Buyer's Most Recent Fiscal Year End in the Ordinary Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.

                 (g) LEGAL COMPLIANCE. To the Buyer's Knowledge, the Buyer has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except to the extent any such failure would not have a material adverse effect on the operations of the Buyer, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Buyer alleging any failure so to comply and, to the Buyer's Knowledge, there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice to be filed or to be commenced against any of them alleging any failure so to comply.

                 (h) NONCONTRAVENTION. To the Buyer's Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Buyer's Knowledge, and other than in connection with the California General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give any such notice, to make any such filing, or obtain any such authorization, consent, or approval would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or have a material adverse effect on the Buyer's business, operations, condition (financial or otherwise), assets or Liabilities as in existence immediately prior to the Closing.

                 (i)      TAX MATTERS.

                          (i) The Buyer has filed all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Buyer (whether or not shown on any Tax Return) have been paid. The Buyer currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (ii) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                          (iii) The Buyer does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim, and to the Buyer's Knowledge there is no basis for any such dispute or claim, concerning any Tax Liability of the Buyer. Section 4(i) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Buyer for taxable periods ended on or after June 30, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Buyer has delivered to the Target correct and complete copies of all state, local, and federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Buyer since June 30, 1993.

                          (iv) The Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v) The unpaid Taxes of the Buyer (A) did not, as of the Buyer's Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) expected to be set forth on the face of the Buyer's Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Buyer in filing its Tax Returns.

                          (vi)    The Buyer has not filed a consent under Code
         Section 341(f) concerning collapsible corporations. The Buyer has not made any payments, is not obligated to make any payments, nor is the Buyer a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Code Section 280G. The Buyer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Buyer has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Buyer is not a party to any Tax allocation or sharing agreement. The Buyer (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Buyer) nor (B) does the Buyer have any Liability for the Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          (vii) Section 4(i) of the Disclosure Schedule sets forth the following information with respect to the Buyer as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Buyer in its assets; (B) to the extent applicable, the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Buyer.

                 (j)      INTELLECTUAL PROPERTY.

                          (i) The Buyer owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property sufficient for the operation of the businesses of the Buyer as presently conducted and as presently proposed to be conducted. The Buyer has taken sufficient protective measures to maintain and protect each item of Intellectual Property that it owns or uses.

                          (ii) To the Buyer's Knowledge, the Buyer has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Buyer has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Buyer must license or refrain from using any Intellectual Property rights of any third party). To the Buyer's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Buyer.

                          (iii)   The Buyer does not own any patent or
         application therefor. Section 4(j)(iii) of the Disclosure Schedule identifies each material license, agreement, or other permission which the Buyer has granted to any third party with respect to any of its Intellectual Property. The Buyer has delivered to the Target correct and complete copies of all material licenses, agreements, and permissions (as amended to date) and has made available to the Target correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(j)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Buyer in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(j)(iii) of the Disclosure Schedule,

                                  (A)      to the Buyer's Knowledge, the Buyer
                 possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                  (B)      the item is not subject to any
                 outstanding injunction, judgment, order, decree, ruling, or charge; and

                                  (C)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or, to the Buyer's Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there is no basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; and

                                  (D)      the Buyer has never agreed to
                 indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item pursuant to any material agreement relating to the Intellectual Property.

                          (iv) Section 4(j)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Buyer uses pursuant to license, sublicense, agreement, or permission. The Buyer has delivered to the Target correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
         Section 4(j)(iv) of the Disclosure Schedule,

                                  (A)      the license, sublicense, agreement,
                 or permission covering the item is in full force and effect and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity);

                                  (B)      to the Buyer's Knowledge, the Buyer
                 is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      the Buyer is not a party to any
                 sublicense material to the business of the Buyer;

                                  (D)      to the Buyer's Knowledge, the
                 underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                  (E)      no action, suit, proceeding,
                 hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (F)      the Buyer has not granted any
                 sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v) To the Buyer's Knowledge, the Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                          (vi) To the Buyer's Knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Buyer.

                 (k) CONTRACTS. Section 4(k) of the Disclosure Schedule lists the following contracts and other agreements to which the Buyer is a party, except contracts and other agreements involving a potential acquisition of the capital stock or assets of the Buyer, which by their terms are subject to a non-disclosure covenant:

                          (i)     any agreement (or group of related
         agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                          (ii)    any agreement (or group of related
         agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Buyer, or involve consideration in excess of $50,000 per year;

                          (iii) any agreement concerning a partnership or joint venture;

                          (iv)    any agreement (or group of related
         agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                          (v) any agreement concerning confidentiality or non-competition, except as hereinabove provided;

                          (vi) any agreement involving any of the Buyer's stockholders and their Affiliates (other than the Buyer);

                          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                          (viii)  any collective bargaining agreement;

                          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis not cancelable on 30 days or less notice providing annual compensation in excess of $25,000 or providing severance benefits;

                          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                          (xi)    except as otherwise listed pursuant to this
         Section 4(k), any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations of the Buyer, other than client or customer sales contracts entered into in the Ordinary Course of Business of the Buyer;

                          (xii) any other agreement (or group of related agreements) the performance of which involves annual consideration in excess of $50,000.

The Buyer has delivered to the Target a correct and complete copy of each written agreement listed in Section 4(k) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(k) of the Disclosure Schedule. With respect to each such agreement, to the Buyer's Knowledge: (A) the agreement is in full force and effect and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or inequity); and (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

                 (l) LITIGATION. Section 4(l) of the Disclosure Schedule sets forth in each instance in which the Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Buyer's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Buyer's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing and investigation that could result in any material adverse change in the business, condition (financial or otherwise), operations, assets or Liabilities of the Buyer.

                 (m) PRODUCT WARRANTY. Within the last 48 months, each product sold, leased, or delivered by the Buyer has been in conformity with all express and implied warranties of the Buyer, and the Buyer does not have any Liability (and to the Buyer's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Buyer's Most Recent Balance Sheet to be adjusted for the passage of time up to and including the Closing Date in accordance with the past custom and practice of the Buyer. Section 4(m) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Buyer (containing applicable guaranty, warranty, and indemnity provisions).

                 (n)      EMPLOYEE BENEFITS.

                          (i) Section 4(n) of the Disclosure Schedule lists each Employee Benefit Plan that the Buyer maintains or as to which the Buyer contributes.

                                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in material form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                  (B)      All reports and descriptions
                 (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B will have been met in all material respects prior to the Closing Date with respect to each applicable Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (C)      All contributions (including all
                 employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and any and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Buyer.
                 All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued in accordance with GAAP with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                  (D)      Each such Employee Benefit Plan
                 which is an Employee Pension Benefit Plan meets the material formal requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                                  (E)      The Buyer does not maintain and has
                 not maintained any Employee Pension Benefit Plan which is a defined benefit type plan.

                                  (F)      The Buyer has delivered to the
                 Target correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                          (ii) The Buyer is not a member of a Controlled Group of Corporations. With respect to each Employee Benefit Plan that the Buyer and the Controlled Group of Corporations which includes the Buyer maintains or ever has maintained or to which the Buyer contributes, ever has contributed, or ever has been required to contribute:

                                  (A)      No such Employee Benefit Plan which
                 is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Buyer's Knowledge threatened.

                                  (B)      To the Buyer's Knowledge there have
                 been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Buyer's Knowledge no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Buyer's Knowledge threatened. To the Buyer's Knowledge, there is no basis for any such action, suit, proceeding, hearing, or investigation.

                                  (C)      The Buyer has not incurred, nor to
                 the Buyer's Knowledge, is there any reason to expect that the Buyer will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                          (iii) The Buyer does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                          (iv) The Buyer does not maintain and never has maintained and does not contribute, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

                 (o) ENVIRONMENTAL, HEALTH, AND SAFETY. The Buyer has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Buyer alleging any failure so to comply. Without limiting the generality of the preceding sentence, the

Buyer has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except where such non-compliance would not have a material adverse effect on the operations of the Buyer.

                 (p) ADVISORY FEES. Except with respect to Concord Partners, Ltd., Kenney Securities Corporation, and Windermere Holdings, Incorporated, and as otherwise provided in Section 8(k) and in Section 4(p) of the Disclosure Schedule, the Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (q) CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of the Buyer to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                 (r) DISCLOSURE. The Registration Statement, the Prospectus, and the Definitive Buyer Proxy Materials will comply with the Securities Act and the Securities Exchange Act in all material respects. The Registration Statement, the Prospectus, and the Definitive Buyer Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Registration Statement, the Prospectus, and the Definitive Buyer Proxy Materials. None of the information that the Buyer will supply specifically for use in the Definitive Target Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                 (s)      REAL PROPERTY.

                          (i)     The Buyer does not own any real property:

                          (ii) Section 4(s)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Buyer. The Buyer has delivered to the Target correct and complete copies of the leases and subleases listed in Section 4(s)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(s)(ii) of the Disclosure Schedule,

                                  (A)      the lease or sublease is in full
                 force and effect and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratoriums or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity);

                                  (B)      the Buyer is not and to the Buyer's
                 Knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                  (C)      there are no oral agreements,
                 forebearance programs in effect or material disputes as to the lease or sublease;

                                  (D)      the Buyer has not assigned,
                 transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                  (E)      (i) to the Buyer's Knowledge, the
                 Buyer is not in violation of any applicable laws or governmental rules and regulations in regard to the use of the facilities leased or subleased thereunder, and (ii) the Buyer has not received any written notice from any governmental authority of any such violation; and

                                  (F)      all facilities leased or subleased
                 thereunder are supplied with or have available utilities and other services suitable for the operation of said facilities.

                 (t) SUBSIDIARIES. The Transitory Subsidiary, when incorporated, will be the only Subsidiary of the Buyer. Section 4(t) of the Disclosure Schedule sets forth for the Transitory Subsidiary (i) its name and expected jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of shares of each class of its capital stock to be issued to the Buyer, and (iv) the proposed directors and officers of the Transitory Subsidiary. As of the Closing, the Transitory Subsidiary will be a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Transitory Subsidiary will be duly authorized to conduct business and will be in good standing under the laws of each jurisdiction where such qualification is required. Prior to the Closing, the Transitory Subsidiary will not conduct any business. At the time of the Closing, the Transitory Subsidiary will have full corporate power and authority to ratify this Agreement and carry out the transactions contemplated herein.
On or before October 31, 1996, the Buyer will deliver to the Target correct and complete copies of the charter and bylaws of the Transitory Subsidiary. As of the Closing, all of the issued and outstanding shares of capital stock of the Transitory Subsidiary will have been duly authorized and will be validly issued, fully paid, and nonassessable. The Buyer will hold of record and own beneficially all of the outstanding shares of the Transitory Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to sell, transfer, or otherwise dispose of any capital stock of any of the Transitory Subsidiary. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Transitory Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Transitory Subsidiary. As of the Closing, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Transitory Subsidiary will be correct and complete. As of the Closing, the Transitory Subsidiary will not be in default under or in violation of any provision of its charter or bylaws. As of the Closing, the Transitory Subsidiary will not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

                 (u) FILINGS WITH THE SEC. The Buyer has filed with the SEC all reports, registrations, and statements, together with any amendments thereto, required to be made therewith, all of which as the respective dates were in full compliance with the rules and regulations of the SEC.

         5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

                 (a) NOTICES AND CONSENTS. The Target and the Buyer will give any notices to third parties, and will use its respective reasonable best efforts to obtain any third party consents, that the Buyer or the Target reasonably may request in connection with the matters referred to in Section 3(d) or Section 4(h) above.

                 (b) REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(h) above. Without limiting the generality of the foregoing:

                          (i) SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE SECURITIES LAWS. The Buyer will prepare and file with the SEC a registration statement on Form S-4 or any successor form under the Securities Act relating to the offering and issuance of the Buyer Shares issued in the Merger (and the Buyer Shares, if any, issued to Concord Partners, Ltd. as contemplated by Section 8(k) (the "REGISTRATION STATEMENT") and preliminary proxy materials under the Securities Exchange Act relating to the Special Buyer Meeting. The Buyer in each instance will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will file any post-effective amendments and take whatever actions that may be necessary, proper or advisable to keep the Registration Statement (and any related filings and registrations under state securities laws) effective during the period of distribution of the Buyer Shares covered thereby. The Buyer will provide the Target, and the Target will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the filing party reasonably may request. The Buyer will take all reasonable actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Shares.

                          (ii)    CALIFORNIA AND MASSACHUSETTS GENERAL
         CORPORATION LAW. The Target will call a special meeting of its stockholders (the "SPECIAL TARGET MEETING") as soon as reasonably practicable, but such notice for the meeting will be sent no earlier than the date the SEC declares effective the Registration Statement, in order that the Target Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Massachusetts General Corporation Law. The Buyer will call a special meeting of its stockholders (the "SPECIAL BUYER MEETING") as soon as reasonably practicable in order that the stockholders of Buyer may consider and vote upon the approval of this Agreement, the Merger Agreement and the Merger in accordance with the California General Corporation Law. The Parties will mail the Joint Disclosure Document to their respective stockholders simultaneously and as soon as reasonably practicable. It is understood that the Definitive Target Proxy Materials will include, among other things, the Prospectus and other information contained in the Registration Statement, and the Parties will use their reasonable best efforts to obtain the consent of all third parties (including their respective accountants) for the use thereof. The Joint Disclosure Document will contain the unanimous affirmative recommendations of the respective boards of directors of the Parties in favor of the approval of this Agreement, the Merger Agreement and the Merger; provided however, that no director or officer of either Party shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

                 (c) LISTING OF BUYER SHARES. The Buyer will use its reasonable best efforts to cause the Buyer Shares that will be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

                 (d) NO MATERIAL CHANGES. The Target agrees that prior to the Closing Date it will not make or permit to be made any material change affecting any bank, trust company, savings and loan association, brokerage firm, or safe deposit box or in the names of the persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in any powers of attorney, or open additional accounts or boxes or grant any additional powers of attorney, without in each case obtaining the prior written consent of the Buyer, such consent not be unreasonably withheld or delayed.

                 (e) OPERATION OF BUSINESS. The Target will not engage in any practice, take any action, or enter into any transaction, in any material respect, outside the Ordinary Course of Business, without the prior written consent of the Buyer. Without limiting the generality of the foregoing:

                          (i) the Target will not authorize or effect any change in its charter or bylaws;

                          (ii) the Target will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                          (iii) except as required in connection with its status as an S Corporation and as required in connection with tax payments on income earned for the present tax year, the Target will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

                          (iv) the Target will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                          (v) the Target will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                          (vi)    the Target will not make any capital
         investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                          (vii) the Target will not initiate any changes in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                          (viii) the Target will not commit to any of the foregoing.

                 (f) FULL ACCESS. The Parties will permit representatives of the other Party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parties, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Parties. The Parties will treat and hold as such any Confidential Information they receive in the course of the reviews contemplated by this Section 5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agree to return to the respective Party all tangible embodiments (and all copies) thereof which are in their respective possession. The Parties acknowledge and agree that the Confidentiality and Non-Disclosure Agreement executed by Buyer and dated May 24, 1996 shall remain in full force and effect, without modification hereby.

                 (g) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of the occurrence of any event that would constitute a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except as otherwise provided in Section 3 or Section 4 above.

                 (h) EXCLUSIVITY. The Target will not solicit, initiate, or encourage the submission of any proposal or offer, and will not entertain, pursue, consider or accept any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target (including any acquisition structured as a merger, consolidation, or share exchange). The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and will provide the Buyer with a written copy of any such proposal, offer, inquiry, or contact.

                 (i) CONTINUITY OF BUSINESS ENTERPRISE. The Buyer will continue at least one significant historic business line of the Target, or use or lease a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                 (j) EMPLOYMENT AGREEMENTS. The Buyer will use its best efforts to enter into an employment agreement with Franklin A. Reece, III and Angelo P. Gentile on mutually acceptable terms to the respective employee and the Buyer.

                 (k) DIRECTORSHIPS. The Buyer will recommend to its stockholders the Target Director Designees for nomination to positions as directors of the Buyer in the Definitive Buyer Proxy Materials (and any other proxy materials, if necessary), to serve for a term of three and two years, respectively, and to any vacancy created by the death or withdrawal of any incumbent Target Director Designee during such three or two year term. As the sole stockholder of Transitory Subsidiary, the Buyer shall elect the Target Director Designees as directors of the Transitory Subsidiary for a period of three and two years, respectively, and to any vacancy created by the death or withdrawal of any incumbent Target Director Designee during such three or two year term. The Buyer will also take all actions necessary to amend the Buyer's bylaws and charter, if necessary or advisable, to provide for staggered terms of Board members.

                 (l) PRELIMINARY MEETING. Following execution of this Agreement, the Target will organize an informal meeting of its stockholders to preliminarily discuss the Merger and the other transactions contemplated herein, subject to final approval at the Special Target Meeting. The Target will notify the Buyer of the time and place of such meeting so that the Buyer's agents and/or other representatives may attend the meeting.

                 (m) BUSINESS COMBINATION UNDER RULE 145. Each of the Parties will use their reasonable best efforts to take such actions in order to provide that the Merger and the transactions contemplated by this Agreement satisfy the requirements of a business combination under Rule 145 of the Securities Act.

                 (n)      ANCILLARY AGREEMENTS.

                          (i) The Buyer shall enter into a mutually acceptable Registration Rights Agreement, a form of which is attached hereto as Exhibit H which shall, among other things, grant the Target Stockholders, "piggyback" registration rights with respect to the Buyer Shares issued in the Merger, for a period of 42 months after the Closing Date, require prompt publication of financial results that report at least thirty days of combined operations of Buyer and Target, require continued compliance by Buyer with the public information requirements of Rule 144 in order to afford the Target Stockholders the benefits thereof in connection with the resale of Buyer Shares issued in the Merger, require compliance with the reporting requirements under the Securities Exchange Act and with listing requirements of the NASDAQ National Market and shall timely file all reports required thereunder and require Buyer to keep the Registration Statement, and any state securities law filings and registrations relating thereto, effective for the period of distribution of the Buyer Shares issued in the Merger.

                          (ii) The Target shall use its reasonable best efforts to cause the Target Stockholders to enter into the agreements referred to in Section 6(a)(xvi) below.

                 (o) TARGET EMPLOYEES. The Buyer shall cause the Transitory Subsidiary to (i) employ each person employed by Target on the Closing Date on at least an "employment-at-will" basis as of the first business day after the Closing Date, (ii) provide such benefits and salary to such person who accepts the offer of employment with the Transitory Subsidiary comparable to the benefits and salary previously provided or paid by Target as of the Closing Date, and (iii) grant to each such person credit for his/her years of service with the Target for purposes of calculating such person's right to participate in applicable benefit plans and programs and the level of such participation.

                 (p) D&O INSURANCE. The Buyer shall obtain directors and officers insurance coverage for the directors and officers of the Buyer and the Transitory Subsidiary that will be in place and provide coverage prior to the Closing Date.

                 (q) NOTIFICATION OF BUYER DILUTION. The Buyer will provide written notice to the Target of any proposed issuance of Buyer Shares (other than the Buyer Shares issuable (i) in the non-related private placement as disclosed in Section 4(b) hereof, (ii) upon exercise of the rights listed in
Section 4(b) of the Disclosure Schedule, (iii) upon completion of the Merger, or (iv) upon assumption of the Conversion Options) or of securities exchangeable for or convertible or exercisable into Buyer Shares, or any commitment or agreement which could give rise to issuance of any such securities, and if any such proposed issuance would cause the aggregate number of Buyer Shares issued or issuable thereby to exceed by 500,000 (or more) in the aggregate the sum of the number of Buyer Shares disclosed in Section 4(b) above and issuable upon exercise of the options, warrant, rights, and other commitments disclosed in Section 4(b) of the Buyer's Disclosure Schedule. The Target may object to such issuance by written notice within five (5) business days of receipt of the Buyer's written notice of such proposed issuance (the "TARGET'S NOTICE"); it being the intent of the Parties to discuss during this period the proposed issuance and the underlying transaction. Following receipt of the Target's Notice, the Buyer shall have five (5) business days to withdraw its written notice and notify the Target in writing that it does not intend to go forward with the proposed stock issuance.

                 (r) NOTIFICATION OF CHANGES IN REPRESENTATIONS AND WARRANTIES. The Parties will notify each other of any material changes in the representations and warranties provided in Section 3 and Section 4 hereof as soon as reasonably practicable after the respective Party first discovers such changed circumstances.

                 (s) TREATMENT OF CONVERSION OPTIONS. At the Effective Time, the Target Option Plan and each Target Option, whether vested or unvested, which is not exercised at or before the Effective Time, will be assumed by the Buyer (each such option assumed by the Buyer is referred to in this Agreement as a "CONVERSION OPTION"). Section 2(f)(i) of the Target's Disclosure Schedule sets forth a true and complete list as of the date hereof of all Target Options under the Target Option Plan, including the name of the respective holder, the number of Target Shares subject to each such option, the exercise or vesting schedule, the exercise price per share, the term of each such option, and Target Options to be canceled prior to the Closing. On the Closing Date, the Target shall deliver to the Buyer an updated Section 2(f)(i) of the Target Disclosure Schedule current as of such date, including the number of Target Options to be exercised at and as of the Effective Time, the number of Target Options exercised prior to the Effective Time, and the number of Conversion Options. Each Conversion Option assumed by the Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Option Plan and any option agreement relating thereto, at and as of the Effective Time, except that (i) such option will be exercisable for that number of Buyer Shares equal to the product of the number of Target Shares that were issuable upon exercise of such option (whether vested or unvested) immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded up to the nearest whole Buyer Share, (ii) the per share exercise price for the Buyer Shares issuable upon exercise of such assumed option shall be equal to the exercise price of such Conversion Option, and (iii) each Conversion Option shall be fully vested and immediately exercisable. The Merger will not terminate any of the outstanding options under such plan. It is the intention of the Parties that the options so assumed by the Buyer retain their status as incentive stock options as defined in Section 422 of the Code following the Effective Time to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten (10) business days after the Effective Time, the Buyer will issue to each Person who, immediately prior to the Effective Time was a holder of a Conversion Option under the Target Option Plan a document in form and substance satisfactory to such Person evidencing the foregoing assumption of such option by the Buyer.

                 (t) REGISTRATION OF CONVERSION OPTIONS. As soon as reasonably practicable after the Effective Time, the Buyer will prepare and file with the SEC a registration statement on Form S-8 or any successor form under the Securities Act relating to the offering and issuance of the Buyer Shares to be issued upon the exercise of the Conversion Options.

                 (u) SETTLEMENT OF OPTIONS AND RIGHTS. Other than the Conversion Options and the Target Options exercised on or before the Closing, the Target shall cause any other options, rights or agreements of any kind to acquire the Target Common Stock or other securities of the Target to have been either canceled, terminated, modified or exchanged on terms and conditions reasonably satisfactory to the Buyer prior to the Effective Time.

                 (v) ESTOPPEL CERTIFICATES. The Target shall use its reasonable best efforts to obtain Estoppel Certificates (the "Estoppel Certificates") in form and substance mutually acceptable to the Parties from the lessors of the properties listed in Schedule 3(l)(ii) of the Target's Disclosure Schedule prior to the Closing.

         6.      CONDITIONS TO OBLIGATION TO CLOSE.

                 (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

                          (ii) the Target shall have procured all of the third party consents specified in Section 5(a) above;

                          (iii)   each representation and warranty set forth in
         Section 3 above shall be true and correct in all material respects at and as of the Closing Date, subject to any amendments thereto as permitted under Section 3 above;

                          (iv) the Target shall have performed and complied with all of its covenants hereunder through the Closing;

                          (v) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of the Surviving Corporation to own the former assets and to operate the former businesses of the Target, and
         (D) and no such injunction, judgement, order, decree, ruling or charge shall be in effect;

                          (vi) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied;

                          (vii) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval;

                          (viii) the Registration Statement and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the SEC or any state regulatory agency;

                          (ix) the Buyer Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

                          (x)     the Parties shall have received all
         authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(h) above;

                          (xi) the Buyer shall have received from counsel to the Target an opinion in form and substance reasonably acceptable to the Buyer, addressed to the Buyer, and dated as of the Closing Date;

                          (xii)   the Buyer shall have received the
         resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least three business days prior to the Closing;

                          (xiii) the Buyer shall have received from the Target's independent auditors' their consent to the use by the Buyer of such auditors' audit report in the Registration Statement and their agreement to provide such consent in any other filing by the Buyer that may require reference to the Target's audited financial statements;

                          (xiv) the Buyer shall have received from its independent accountants an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Buyer, that this Agreement and the transactions contemplated herein qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16;

                          (xv) the Buyer shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by the Parties;

                          (xvi) the Buyer shall have received from each of the Target Stockholders an agreement in the form of Exhibit G attached hereto that: (i) if such Target Stockholder was an officer, director, or the holder of 10% or more of the Target Shares immediately prior to the Merger, he or she will not sell or arrange for the sale of any of the Buyer Shares until the first day following publication of financials reporting not less than 30 days of combined operations of the Buyer and the Target; and (ii) he or she does not intend to take any actions that will jeopardize the tax-free nature of this transaction;

                          (xvii)  the Buyer shall have received from Franklin
         A. Reece, III and Angelo P. Gentile executed employment agreements as provided for in Section 5(j) hereof;

                          (xviii) the Target shall have delivered the Estoppel Certificates executed by the lessors of the properties listed in
         Schedule 3(l)(ii) of the Target's Disclosure Schedule;

                          (xix) the Buyer shall have obtained directors and officers insurance coverage in accordance with the provisions of
         Section 5(p) hereof;

                          (xx)    the Target shall have canceled all
         outstanding or authorized options (other than the Target Options and the Conversion Options identified in Section 2(f)(i) of the Disclosure Schedule), warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock;

                          (xxi) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

                          (xxii) from the date hereof through the Effective Time, there shall have been no material adverse change (or developments involving a prospective material adverse change) in the business, condition (financial or otherwise), operations, properties, or prospects of the Target.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing other than Section 6(a)(xvi) which is not waivable.

                 (b) CONDITIONS TO OBLIGATION OF THE TARGET. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Buyer Stockholder Approval and the Buyer's Approval as the sole stockholder of the Transitory Subsidiary;

                          (ii) the Registration Statement and any applicable state securities filings and registrations shall be effective under the Securities Act and any applicable state securities laws or regulations at and as of the Effective Time, and no stop order shall have been issued by the SEC or any state regulatory agency;

                          (iii) the Buyer Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

                          (iv)    each representation and warranty set forth in
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                          (v) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

                          (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of the Surviving Corporation to own the former assets and to operate the former businesses of the Target; and
         (D) no such injunction, judgement, order, decree, ruling or charge shall be in effect;

                          (vii) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(vi) and Section 6(b)(ix), (xiii) and (xiv) below, is satisfied;

                          (viii) this Agreement, the Merger Agreement and the Merger shall have received the Requisite Target Stockholder Approval;

                          (ix) the Target Director Designees shall be elected directors of the Buyer at the Special Buyer Meeting for terms of two and three years, respectively, contingent only upon the Closing, and the by-laws of the Buyer, and any other appropriate charter documents of the Buyer, shall be amended to provide for staggered terms of Directors to permit such elections as provided in
         Section 5(k);

                          (x)     the Parties shall have received all
         authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(h) above;

                          (xi) the Target shall have received from counsel to the Buyer an opinion in form and substance reasonably acceptable to the Target, addressed to the Target, and dated as of the Closing Date;

                          (xii) the Target shall have received from its counsel an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Target, that this Merger and the transactions contemplated hereby qualify as a tax-free reorganization under Code Section 368(a)(1)(A) and Section 368(a)(2)(E);

                          (xiii) the Target Director Designees shall be elected directors of the Transitory Subsidiary, prior to the Closing, for terms of three and two years, respectively, from the date of their election;

                          (xiv) the Buyer and each of the Target Stockholders shall have entered into the Registration Rights Agreement referred to in Section 5(n)(i) above;

                          (xv)    the Buyer shall have received from Franklin
         A. Reece, III and Angelo P. Gentile executed employment agreements as provided for in Section 5(j) hereof;

                          (xvi) the Target shall have completed its due diligence and all outstanding issues relating thereto shall have been satisfactorily resolved by the Parties;

                          (xvii) the Buyer shall have procured all of the third party consents specified in Section 5(a) above;

                          (xviii) the Target shall have received the consent of the Bank of Boston to the Merger and the transactions contemplated hereby, and the unconditional release of the personal guaranties by certain Target Directors of the Target's liabilities and obligations to said Bank of Boston;

                          (xix) the Target shall have received from H. C. Wainwright an opinion in form and substance acceptable to the Target that the Merger and the consideration offered to the Target Stockholders thereunder is fair from a financial point of view to the Target Stockholders;

                          (xx) the Buyer shall have obtained the directors and officers insurance coverage in accordance with the provisions of
         Section 5(p) hereof;

                          (xxi) the Merger and the transactions contemplated hereby shall qualify as a business combination under Rule 145 of the Securities Act;

                          (xxii) the Target shall have received from the Buyer's independent auditors' their consent to the use by the Target of such auditors audit report in the Joint Disclosure Document and their agreement to provide such consent in any other filing and/or mailing by the Target that may require reference to the Buyer's audited financial statements;

                          (xxiii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target; and

                          (xxiv) from the date hereof through the Effective Time, there shall have been no material adverse change (or developments involving a prospective material adverse change) in the business, condition (financial or otherwise), operations, properties, or prospects of the Buyer.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.      TERMINATION.

                 (a) TERMINATION OF AGREEMENT. Either the Buyer or the Target may terminate this Agreement with the prior authorization of its Board of Directors (whether before or after stockholder approval) as provided below:

                          (i) the Buyer and the Target may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                          (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of this breach, in writing, and the breach has continued without cure for a period of five (5) business days after the written notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1996, by reason of the failure of any condition precedent under Section 6(a) hereof that cannot be satisfied through the exercise of reasonable best efforts within five (5) business days following November 30, 1996 (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                          (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, in writing, and the breach has continued without cure for a period of five (5) business days after the written notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1996, by reason of the failure of any condition precedent under Section 6(b) hereof that cannot be satisfied through the exercise of reasonable best efforts within five (5) business days following November 30, 1996 (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement);

                          (iv) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Buyer Meeting or the Special Target Meeting in the event this Agreement, the Merger Agreement and the Merger fail to receive the Requisite Buyer Stockholder Approval or the Requisite Target Stockholder Approval, respectively;

                          (v) The Target may terminate this Agreement by giving written notice to the Buyer on the 10th business day following the date of delivery of Target's Notice if Buyer has not retracted its notice of proposed issuance of stock within five (5) business days of receipt of the Target Notice in accordance with Section 5(q) hereof;

                 (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(f) above and the Confidentiality and the Non-Disclosure Agreement referenced therein shall survive any such termination; provided further, however, that any such termination will have no effect on amounts that the Target currently owes or may owe in the future to the Buyer. Anything herein to the contrary notwithstanding, termination of this Agreement pursuant to Section 7(a) above shall be the sole and exclusive remedy for the breach of any representation or warranty by a Party under Section 3 or Section 4 above.

         8.      MISCELLANEOUS.

                 (a) SURVIVAL. None of the representations, warranties, covenants and agreements in this Agreement, including without limitation the representations and warranties of the Parties in Section 3 and Section 4 of this Agreement, shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                 (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

                 (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                 (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                 If to the Target:

                 Franklin A. Reece, III
                 USTeleCenters, Inc.
                 745 Atlantic Avenue
                 Boston, MA 02111-2747

                 Copy to:

                 Robert C. Rives, Jr., Esq.
                 Burns & Levinson
                 125 Summer Street
                 Boston, MA 02110-1624

                 If to the Buyer:

                 Robert G. Hatfield
                 View Tech, Inc.
                 950 Flynn Road
                 Camarillo, CA 93012

                 Copies to:

                 V. Joseph Stubbs, Esq.
                 Brobeck Phleger & Harrison LLP
                 550 South Hope Street
                 Los Angeles, CA 90071-2604

                 Howard J. Kern, Esq.
                 Law Offices of Howard J. Kern
                 4057 Rhodes Avenue
                 Studio City, CA 91604

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                 (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with applicable federal laws and the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                 (i) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the applicable restrictions contained in the California General Corporation Law and in the Massachusetts General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 (k) EXPENSES. Except as herein provided, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement. However, the Buyer will pay at the Closing (i) the fees of Concord Partners, Ltd., forty percent of which shall be paid in either additional Buyer Shares (to be issued with the other Buyer Shares to be issued hereunder) (valued in accordance with the provisions of Section 2(f)(i)-(iii) above) or in cash, at Buyer's option, and the balance in cash and (ii) the fees of the Target's legal counsel and accountants in cash. The payments to Concord Partners, Ltd. and the Target's legal counsel and accountants will reduce the Total Target Valuation as provided for in Section 2(f)(iv) above.

                 (l) CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                 (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (n) VENUE; JURISDICTION. All actions with respect to this Agreement will be instituted in a state court sitting in Ventura County, California or Suffolk County, Massachusetts or in a federal court for the Central District of California, or the Eastern Division of the District of Massachusetts, subject to the provisions on arbitration in Section 8(o) below. By the execution of this Agreement, each Party irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waives: (a) any objection such Party might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

                 (o) ARBITRATION. Any disputes arising out of this Agreement and the transactions among the Parties contemplated by this Agreement shall be settled by binding arbitration to be held in (i) Ventura County, California if such arbitration proceeding is initiated by Target and (ii) in Suffolk County, Massachusetts if such arbitration proceeding is initiated by Buyer, in each case in accordance with the rules of the American Arbitration Association. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. This Section 8(o) is not intended to limit, expand, or otherwise affect the rights, remedies, or obligations that the Buyer, the Target, or any other Person may have pursuant to other written agreements referred to in this Agreement or otherwise.

                 (p) ATTORNEYS' FEES. Each Party agrees that the losing party in any suit or action shall reimburse the prevailing party for its reasonable costs, expenses, and attorney's fees incurred in any action brought to determine the rights of the Parties hereunder.


                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

View Tech, Inc.


By:      /s/ Robert G. Hatfield
    ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


View Tech Acquisition, Inc.


By:      /s/ Robert G. Hatfield
    ---------------------------------
         Robert G. Hatfield
Title:   Chief Executive Officer


USTeleCenters, Inc.


By:      /s/ Franklin A. Reece
    ---------------------------------
         Franklin A. Reece, III
Title:   President